Exhibit 99.1
Williams Partners L.P. Annual and Specific Pre-approval to
Engage Independent Accountant
SEC Requirements:
      Approvals must be (1) supported by details of the particular services provided, (2) the Audit Committee must be informed about each service and (3) the Audit Committee may not delegate it’s authority to management. Monetary limits cannot be the only basis for approval as they do not meet criteria (1) and (2) above. Details referenced in (1) above must provide sufficient information to enable the Audit Committee to make a well-reasoned assessment of the impact of the service on the auditor’s independence.
Effective Date:
      The Audit Committee pre-approval rules apply to all services the contracts for which are entered into after September 23, 2005 (contracts for non-audit services that were entered into prior to September 23, 2005 must be completed by November 30, 2005).
Approval Term and Amount:
      The term of approvals is 12 months from the date of approval, unless the Audit Committee specifies a different period. Any proposed services, and previously approved services that exceed established amounts by the lesser of 25% or $100,000, require specific approval by the Audit Committee.
Delegation:
      The Audit Committee hereby delegates pre-approval authority to any two of its members. Members who exercise this authority shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. However, where the service proposed by the independent auditor relates to the Company’s internal control over financial reporting, the full Audit Committee must specifically consider, in advance, each proposed service and evaluate whether provision of that service would impair the auditor’s independence. Moreover, the full Audit Committee must specifically approve, in advance, any proposed change in nature, scope or extent of the internal control-related service. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.
Supporting Documentation:
      With respect to each proposed service, back-up documentation (see Template) will be provided to the Audit Committee regarding the specific services to be approved.
Requests for Approval:
      Requests for services that require separate approval by the Audit Committee will be submitted to the General Auditor for consideration by the Audit Committee.
Annual Approval — Audit Services for Fiscal Year
      Audit Services consist of (1) the “annual Audit services engagement” and (2) “other Audit services”, which are those services that only the independent auditor reasonably can provide.
      The Audit Committee annually approves the terms and fees for the annual Audit services engagement and, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.
      Other Audit services may be pre-approved annually, if known, or may be specifically approved on an as-needed basis.

Dated: September 2005

Service	Range of Fees

Statutory audits or financial audits for subsidiaries or affiliates of the Company
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)

Williams Partners L.P. Annual Approval — Audit-Related Services for Fiscal Year
      Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are traditionally performed by the independent auditor.
Dated: September 2005

Service	Range of Fees

Due diligence services pertaining to potential business acquisitions/dispositions
Financial statement audits of employee benefit plans
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters
Internal control reviews and assistance with internal control reporting requirements
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

Access to EY’s Accounting Literature electronic tool
Attest services not required by statute or regulation
Williams Partners L.P. Annual Approval — Tax Services for Fiscal Year
      Tax Services consist of tax compliance, tax planning and tax advice. Retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations is prohibited. All Tax services involving large and complex transactions must be separately pre-approved by the Audit Committee.
Dated: September 2005

Service	Range of Fees

U.S. federal, state and local tax planning and advice
U.S. federal, state and local tax compliance
International tax planning and advice
International tax compliance
Review of federal, state, local and international income, franchise, and other tax returns
Licensing [or purchase] of income tax preparation software* from the independent auditor, provided the functionality is limited to preparation of tax returns

*	Licensing or purchasing income tax preparation software is permitted, so long as the functionality is limited to preparation of tax returns. If the software performs additional functions, each function must be evaluated separately for its potential impact on the auditor’s independence.
Williams Partners L.P. Annual Approval — Other Services for Fiscal Year
      Permissible non-audit services, not included in classes discussed above, that are routine and recurring services, and would not impair the independence of the auditor. Permissible services that are unusual in nature or size must be separately pre-approved by the Audit Committee.
Dated: September 2005

Service	Range of Fees

     Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

*	Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.

Williams Partners L.P. Engagement of Independent Accountant
Specific Pre-approval Form

Date of Request
Requestor
Type of request:	--- New engagement
--- Increase in scope
--- Increase in fee
Business/functional Unit
Service to be performed	Choose one:
--- Audit
--- Audit-related
--- Tax services
--- Other
Term
Estimated cost
Describe engagement

Is this a prohibited service? (see below)	--- Yes
--- No
Does this engagement impair the independence of the IA?	--- Yes
--- No
Decision	--- Approved
--- Denied
Decision-makers (requires 2)	1.
2.
Decision relayed to BU/Function	On
By
Prohibited Services:

•	Bookkeeping or other services related to the accounting records or financial statements subject to audit

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing

•	Management function

•	Human resources

•	Broker-dealer, investment advisor or investment banking services

•	Legal services

•	Expert services unrelated to the audit
Form Date: September 2005

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